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                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                           SCHEDULE 13G

             Under the Securities Exchange Act of 1934
                      (Amendment No.______ )*

               AMERICAN PHYSICIANS SERVICE GROUP, INC.
               ---------------------------------------
                           (Name of Issuer)

               Common Stock, par value $.10 per share
               --------------------------------------
                    (Title of Class of Securities)

                            028882108
                          -------------
                          (CUSIP Number)

Check the following box if a fee is being paid with the statement .   X
                                                                    -----
(A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class. See Rule 13d-7.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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     CUSIP No. 028882108            13D         Page  2  of  4  Pages
                                                     --     --
   1  Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person
      APSG, Inc. 401(k) Profit Sharing Plan
      IRS ID #22-2370029


   2  Check the Appropriate Box if a Member of a Group*  (a)
                                                             -----
           N/A                                           (b)
                                                             -----
   3  SEC USE ONLY

   4  Citizenship or Place of Organization
               Lerisa Plan of Texas Organization

                    5  Sole Voting Power
       Number of          211,682
        Shares
     Beneficially   6  Shared Voting Power
       Owned By           211,682
         Each
       Reporting    7  Sole Dispositive Power
        Person
         With
                    8  Shared Dispositive Power

    9 Aggregate Amount Beneficially Owned by Each Reporting
      Person
                 211,682

   10 Check Box if the Aggregate Amount in Row (9)  Excludes
      Certain Shares*                                           -----
                  N/A

   11 Percent of Class Represented by Amount in Row (9)
                 5.33%

   12 Type of Reporting Person*
                  EP


              *SEE INSTRUCTIONS BEFORE FILLING OUT!
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                                                 Page 3  of 4  Pages
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Item 1.(a)  Name of Issuer:          AMERICAN PHYSICIANS SERVICE GROUP, INC.
       (b)  Address of Issuer:       1301 Capital of Texas Highway, Suite C-300
                                     Austin, Texas  78746

Item 2.(a)  Name of Person Filing:   APSG, Inc. 401(k) Profit Sharing Plan
       (b)  Address:                 1301 Capital of Texas Highway, Suite C-300
                                     Austin, Texas  78746
       (c)  Citizenship:             ERISA Plan of Texas Corporation
       (d)  Title of Class of Securities:  Common Stock
       (e)  CUSIP Number:       028882108

Item 3. This statement is filed pursuant to Rule 13d-1 (b), or 13d-2 (b) and the person filing is an employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment fund; see 240.13d-1(b)(1)(ii)(F).

Item 4. OWNERSHIP.
          (a) 211,682
          (b) 5.33
          (c) Number of shares as to which such person has:
           (i)   211,682
           (ii)  None.
           (iii) 211,682
           (iv)  None.

Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                 N/A

Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
                 N/A

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
                 N/A

Item 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                 N/A

Item 9. NOTICE OF DISSOLUTION OF THE GROUP.
                 N/A
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                                                    Page 4  of 4  Pages
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Item 10. CERTIFICATION.


                            SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        ________________________
                                        Date

                                        ________________________
                                        Signature

                                        ________________________
                                        Name/Title